Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Her Imports and Subsidiary

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-225423) of Her Imports and Subsidiary of our report, dated April 15, 2019, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ RBSM LLP

April 15, 2019

Larkspur, CA